Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Reports Third-Quarter Results

OVERLAND PARK, Kan. (October 29, 2012) – Compass Minerals (NYSE: CMP) reports the following results of its third-quarter 2012 operations:

•	Net earnings totaled $9.4 million, or $0.28 per diluted share, compared to $34.6 million, or $1.03 per diluted share, in the third quarter of 2011.
•
These results included losses from a tornado that struck the company’s salt operations in Goderich, ON, in August 2011. When excluding the estimated effects of the tornado, net earnings were $10.3 million, or $0.31 per diluted share.

•
Sales were $181.0 million, down from $229.1 million in the third quarter of 2011. A 7 percent increase in specialty fertilizer sales was more than offset by a 30 percent decline in salt segment sales resulting from significantly lower pre-season demand for deicing products following the historically mild 2011-2012 winter season.

•	Operating income was $14.1 million, a decline of $34.5 million from prior-year results, principally driven by the lower salt sales volumes and short-term increases on per-unit production costs.
•	Cash flow from operations for the nine months ended September 30, 2012, was $132.2 million compared to $200.8 million in the year-ago period.

“All in all, this quarter unfolded much as we anticipated. These results reflect the continued impact of the unusual, weather-related challenges we faced in 2011 and early 2012. A return of typical winter weather should result in more-normal sales of deicing products, and we expect sulfate of potash demand to remain stable at attractive prices for the remainder of the year,” said Angelo Brisimitzakis, Compass Minerals president and CEO.  “We have also taken steps this quarter to further strengthen our existing salt business for the long term. At our Goderich mine we have begun installing more-efficient continuous mining technology, improved our labor agreement there, and we entered an agreement with the town of Goderich to expand and enhance the Goderich port. All of these serve to maximize the value of our most strategically advantaged asset.”

Compass Minerals

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Sales	$181.0	$229.1	$674.8	$799.6
Sales less shipping and handling costs(product sales)	140.1	173.0	497.5	584.7
Operating earnings	14.1	48.6	91.0	155.3
Operating margin	8%	21%	13%	19%
Net earnings	9.4	34.6	58.8	105.1
Net earnings, excluding special items*	10.3	34.6	70.1	105.1
Diluted earnings per share	0.28	1.03	1.75	3.14
Diluted earnings per share, excluding special items*	0.31	1.03	2.09	3.14
EBITDA*	30.1	66.3	133.8	205.6
Adjusted EBITDA*	29.8	64.6	138.2	204.1
*These are non-GAAP financial measures.  Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

SALT SEGMENT

The effects of the historically mild 2011-2012 winter season continued to pressure salt segment results this quarter as the company’s highway, consumer and professional deicing customers required significantly less salt than normal to build their initial inventories for the upcoming winter season. Highway deicing sales volumes were down 45 percent from the prior-year period, and the average selling price declined 2 percent due to the increased proportion of lower-priced sales to chemical customers compared to the year-ago quarter. Consumer and industrial sales volumes and average selling price both declined 6 percent, primarily driven by lower sales of higher-priced, packaged deicing products.

Salt-segment operating earnings were $12.8 million compared to $40.5 million in the prior year.  Excluding estimated tornado-related losses, which include salt purchased from third parties and the costs of inefficient production and logistics, salt segment operating earnings were $13.9 million. The salt operating margin declined in the quarter as a result of lower operating rates at the company’s North American rock salt mines, due to both planned and unplanned shutdowns. These included a six-week strike at the company’s Goderich mine, which added approximately $1 million of costs in the quarter, and a temporary shutdown for maintenance at its Cote Blanche mine. These shutdowns allowed the company to adjust salt inventory levels to better match expected demand and eliminated the need for a previously scheduled shutdown in the fourth quarter.

Compass Minerals

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Sales	$122.5	$175.5	$496.7	$635.2
Sales less shipping and handling (product sales)	$87.6	$124.9	$339.0	$439.7
Operating earnings	$12.8	$40.5	$78.1	$131.3
Operating margin	10%	23%	16%	21%
Sales volumes (in thousands of tons):
Highway deicing	1,070	1,937	5,275	7,511
Consumer and industrial	511	543	1,510	1,610
Total salt	1,581	2,480	6,785	9,121
Average sales prices (per ton):
Highway deicing	$47.12	$48.32	$53.35	$52.10
Consumer and industrial	$141.01	$150.80	$142.52	$151.50
Total salt	$77.45	$70.76	$73.19	$69.64

SPECIALTY FERTILIZER SEGMENT

Healthy demand for specialty fertilizer products continued this quarter and pushed sales up 7 percent to $54.9 million, the highest third-quarter specialty fertilizer sales since 2008. Sales volumes climbed 11 percent, while a modest year-over-year increase in the proportion of lower-priced export sales reduced the average selling price by 3 percent. Sequentially, average selling prices and total sales volumes were essentially flat.

Specialty fertilizer operating earnings continued to be muted by increased production costs related to sourcing higher-cost potassium mineral feedstock following the unfavorable solar-evaporation season at the Great Salt Lake in 2011.

Specialty Fertilizer Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Sales	$54.9	$51.1	$169.6	$156.0
Sales less shipping and handling (product sales)	$48.9	$45.6	$150.0	$136.6
Operating earnings	$13.1	$19.4	$47.7	$57.4
Operating margin	24%	38%	28%	37%
Sales volume (in thousands of tons)	90	81	277	259
Average sales price (per ton)	$615	$631	$613	$603

OTHER FINANCIAL HIGHLIGHTS

Interest expense declined 16 percent from the 2011 quarter reflecting lower interest rates following the company’s refinancing of long-term debt in the second quarter of 2012. Other income declined $1.4 million due to foreign exchange losses compared to foreign exchange gains

Compass Minerals

in the 2011 quarter. Cash flow from operations for the nine-month period declined 34 percent from the 2011 period as a result of lower earnings and higher deicing salt  inventory levels due to lower demand.

OUTLOOK

The company has essentially completed its bidding for 2012-2013 North American highway deicing contracts. The average pricing on contracts awarded to Compass Minerals is approximately 2 percent lower than year-ago prices. Awarded volumes also moved lower due to customers’ higher-than-typical carry-over inventories and unmet purchase commitments from the prior season. Based on its bid commitments, the company expects its highway deicing business to sell approximately 7 million tons of salt during the 2012-2013 winter season, if winter weather is typical. This would be well above the prior-season’s results and modestly below the company’s 10-year average of approximately 7.6 million tons.

The company expects to sell approximately 90,000 tons of specialty fertilizer in the fourth-quarter of 2012 at attractive and stable prices. The recently completed solar evaporation season at the Great Salt Lake has yielded a better-than-normal deposit of mineral feedstock for 2013 production.

The company anticipates 2013 sulfate of potash sales volumes to be similar to 2012 volumes with elevated per-unit production costs persisting into the first quarter of 2013. These cost pressures are expected to diminish throughout the remainder of 2013 as higher-cost inventories are depleted. In addition, the company has just completed its solar-pond-sealing investment at the Great Salt Lake, which is designed to yield more sulfate of potash feedstock per acre of evaporation pond.

“I’m quite optimistic about the future for Compass Minerals,” said Dr. Brisimitzakis.  “The fundamentals of our resilient salt business remain intact, and our strategic investment in world-class salt reserves in Chile may provide a pathway to new salt markets while strengthening existing ones.  Also, the company’s multi-phased sulfate of potash capacity expansion at the Great Salt Lake provides long-term opportunities for Compass Minerals’ specialty fertilizer segment to continue its profitable growth.”

A summary of Compass Minerals’ third-quarter performance and current outlook is available on the company’s website at www.CompassMinerals.com/Presentation.

Conference Call

The company will discuss its results on a conference call this morning at 9:00 a.m. ET.  To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 614-0009.  Callers must provide the conference ID

Compass Minerals

number 8404867.  Outside of the U.S. and Canada, callers may dial (913) 643-4075.  Replays of the call will be available on the company’s website for two weeks.  An audio replay will be available on the company’s website for two weeks or may be accessed by phone for seven days at (888) 203-1112, conference ID 8404867.   Outside of the U.S. and Canada, callers may dial (719) 457-0820.

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.

Non-GAAP Measures

Management uses a variety of measures to evaluate the company’s performance.  While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.  In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income.  The company also uses EBITDA and adjusted EBITDA to assess its operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects.  EBITDA and adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity.  EBITDA and adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which is an essential element of the company’s cost structure and cannot be eliminated.  Consequently, any measure that excludes these elements has material limitations. While EBITDA and adjusted EBITDA are

Compass Minerals

frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation.  The calculation of EBITDA and adjusted EBITDA as used by management is set forth in the following table.

Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company.  Special items reflect charges associated with the refinancing of the company’s term loans, the release of tax reserves and the estimated effects of the tornado that struck the company’s salt mine in Goderich, Ontario, in August 2011.  Those effects include lost sales volumes, higher net per-unit production costs and higher net costs to serve customers, including purchased products and logistical inefficiencies, in 2012.  Management’s calculations of these measures are set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.  The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Compass Minerals

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net earnings	$9.4	$34.6	$58.8	$105.1
Interest expense	4.2	5.0	13.7	15.9
Income tax expense	0.8	10.7	14.1	35.8
Depreciation, depletion and amortization	15.7	16.0	47.2	48.8
EBITDA	$30.1	$66.3	$133.8	$205.6
Adjustments to EBITDA:
Other (income) expense(1)	(0.3)	(1.7)	4.4	(1.5)
Adjusted EBITDA	$29.8	$64.6	$138.2	$204.1

(1)
Principally includes interest income and foreign exchange gains and losses in all periods. The nine months ended September 30, 2012 include a charge of $2.8 million related to the refinancing of term loans.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)
	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net earnings	$9.4	$34.6	$58.8	$105.1
Estimated losses incurred from tornado, net of taxes and recoveries(1)	0.9	−	12.6	−
Costs to refinance debt, net of taxes(2)	−	−	1.7	−
Tax benefit from income tax audit(3)	−	−	(3.0)	−
Net earnings, excluding special items	$10.3	$34.6	$70.1	$105.1

(1)
In August 2011, the company’s rock salt mine and evaporated-salt plant in Goderich, ON, sustained damage from a tornado. The amount reported is management’s estimate of the impact on the period’s net earnings from losses caused by the tornado that have not yet been recovered through insurance. The estimate of $1.2 million and $18.3 million of pre-tax losses ($0.9 million and $12.6 million after applicable income taxes) for the three and nine months ended September 30, 2012, respectively, primarily includes lost sales volumes, higher per-unit production costs and higher costs to serve customers – including purchased products and logistical inefficiencies – realized in the period. These losses may be recovered in future periods through the company’s business interruption insurance, but actual recoveries could be different than the estimate noted above. Under U.S. generally accepted accounting principles (US GAAP), expected business interruption insurance recoveries that relate to lost sales and other types of losses not covered by property and casualty insurance are not recognized until the insurance claim has been settled, at which time they would be recognized as reductions in costs. This estimate does not include property and casualty losses – consisting of direct cleanup costs and impairments of property, plant and equipment – that were offset by insurance recoveries recognized in the period pursuant to US GAAP.

(2)
In May 2012, we amended and restated our senior secured credit facility and refinanced our term loans into a single term loan for pre-tax costs of $2.8 million ($1.7 million after applicable income taxes).

(3)	In the second quarter of 2012, the company settled a tax audit which resulted in a $3.0 million income tax benefit.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Sales	$181.0	$229.1	$674.8	$799.6
Shipping and handling cost	40.9	56.1	177.3	214.9
Product cost	103.9	102.0	340.0	361.8
Gross profit	36.2	71.0	157.5	222.9

Selling, general and administrative expenses	22.1	22.4	66.5	67.6
Operating earnings	14.1	48.6	91.0	155.3

Other (income) expense:
Interest expense	4.2	5.0	13.7	15.9
Other, net	(0.3)	(1.7)	4.4	(1.5)
Earnings before income taxes	10.2	45.3	72.9	140.9
Income tax expense	0.8	10.7	14.1	35.8
Net earnings	$9.4	$34.6	$58.8	$105.1

Basic net earnings per share	$0.28	$1.04	$1.76	$3.14
Diluted net earnings per share	$0.28	$1.03	$1.75	$3.14
Cash dividends per share	$0.495	$0.45	$1.485	$1.35

Weighted-average common shares outstanding (in thousands): (1)
Basic	33,110	32,906	33,080	32,877
Diluted	33,138	32,931	33,105	32,907

(1)
Excludes participating securities.  Participating securities include options, PSUs and RSUs that receive non-forfeitable dividends. Net earnings were allocated to 419,000 and 426,000 participating securities for the three and nine months ended September 30, 2012, respectively, and 532,000 and 545,000 participating securities for the three and nine months ended September 30, 2011.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	September 30,	December 31,
	2012	2011

ASSETS
Cash and cash equivalents	$116.4	$130.3
Receivables, net	110.0	158.8
Inventories	227.3	207.2
Other current assets	17.2	19.5
Property, plant and equipment, net	640.3	573.4
Intangible and other noncurrent assets	126.8	116.3

Total assets	$1,238.0	$1,205.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$3.9	$156.0
Other current liabilities	157.9	170.8
Long-term debt, net of current portion	479.3	326.7
Deferred income taxes and other noncurrent liabilities	107.3	105.4
Total stockholders' equity	489.6	446.6

Total liabilities and stockholders' equity	$1,238.0	$1,205.5

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Nine Months Ended
	September 30,
	2012	2011

Net cash provided by operating activities	$132.2	$200.8

Cash flows from investing activities:
Capital expenditures	(98.9)	(66.5)
Insurance advances for investment purposes, Goderich tornado	-	4.1
Acquisition of a business, net	-	(58.1)
Other, net	(1.0)	0.7
Net cash used in investing activities	(99.9)	(119.8)

Cash flows from financing activities:
Principal payments on long-term debt	(386.7)	(3.2)
Issuance of long-term debt	387.0	-
Fees paid to refinance long-term debt	(1.8)	-
Deferred financing costs	(2.2)	-
Dividends paid	(49.7)	(45.1)
Proceeds received from stock option exercises	1.6	1.9
Excess tax benefits from equity compensation awards	0.9	1.9
Net cash used in financing activities	(50.9)	(44.5)

Effect of exchange rate changes on cash and cash equivalents	4.7	(4.2)

Net change in cash and cash equivalents	(13.9)	32.3
Cash and cash equivalents, beginning of the year	130.3	91.1

Cash and cash equivalents, end of period	$116.4	$123.4

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

		Specialty	Corporate
Three Months Ended September 30, 2012	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$122.5	$54.9	$3.6	$181.0
Intersegment sales	0.2	1.1	(1.3)	–
Shipping and handling cost	34.9	6.0	–	40.9
Operating earnings (loss)	12.8	13.1	(11.8)	14.1
Depreciation, depletion and amortization	9.4	5.2	1.1	15.7
Total assets (as of end of period)	749.7	403.6	84.7	1,238.0

		Specialty	Corporate
Three Months Ended September 30, 2011	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$175.5	$51.1	$2.5	$229.1
Intersegment sales	0.2	1.2	(1.4)	–
Shipping and handling cost	50.6	5.5	–	56.1
Operating earnings (loss)	40.5	19.4	(11.3)	48.6
Depreciation, depletion and amortization	10.0	5.0	1.0	16.0
Total assets (as of end of period)	688.6	369.9	66.6	1,125.1

		Specialty	Corporate
Nine Months Ended September 30, 2012	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$496.7	$169.6	$8.5	$674.8
Intersegment sales	0.6	4.2	(4.8)	–
Shipping and handling cost	157.7	19.6	–	177.3
Operating earnings (loss)	78.1	47.7	(34.8)	91.0
Depreciation, depletion and amortization	28.7	15.6	2.9	47.2

		Specialty	Corporate
Nine Months Ended September 30, 2011	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$635.2	$156.0	$8.4	$799.6
Intersegment sales	0.7	3.8	(4.5)	–
Shipping and handling cost	195.5	19.4	–	214.9
Operating earnings (loss)	131.3	57.4	(33.4)	155.3
Depreciation, depletion and amortization	30.4	15.0	3.4	48.8

a)
“Corporate and Other” includes corporate entities, the records management business, other incidental business operations and eliminations.  Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.